UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2010

THE NATIONAL SECURITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of   Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 26, 2010, The National Security Group, Inc. issued a press release announcing its financial results for the quarter and year ended December 31, 2009. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated February 26, 2010 issued by The National Security Group, Inc.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: February 26, 2010	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

Exhibit 99.1

The National Security Group, Inc.

661 East Davis Street

Post Office Box 703

Elba, Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

The National Security Group, Inc. Releases Earnings

Elba, Alabama (February 26, 2010)—The National Security Group, Inc. (NASDAQ: NSEC) today announced its financial results for the year and three month periods ended December 31, 2009. Total revenues for the year increased 8.8% to $66,004,000 compared to $60,690,000 for 2008. The primary factor contributing to the increase in revenue was a decline in ceded reinsurance cost due to the absence of catastrophe reinstatement premium payments. In 2008, premium revenues were reduced by $1,335,000 due to additional cost of catastrophe reinstatement premium triggered by Hurricane Gustav. Total revenues were also positively impacted by improved investment returns and a reduction in impairment charges, which led to an increase in capital gains.

Net income for the year ended December 31, 2009 was $4,224,000, or $1.71 per share, compared to a net loss of ($5,204,000), or ($2.11) per share, for 2008. The most significant factor contributing to net income in 2009 was the lack of hurricane losses. Net of reinsurance, total 2008 pre-tax income was reduced by $12,474,000 from catastrophe related losses and loss adjustment expenses. Net of tax, catastrophe related losses totaled $8,233,000 and reduced net income by $3.34 per share.

Fourth quarter 2009 net income increased 100.9% to $2,000,000, or $0.81 per share, compared to a net income of $995,000, or $0.40 per share, for the quarter ended December 31, 2008. Other than temporary impairment charges incurred in the fourth quarter of 2008 totaling $1,196,000 ($972,000 or $0.39 per share net of tax) was the most significant factor contributing to lower quarterly earnings in 2008 versus 2009.

Stockholders equity for the year ended December 31, 2009 was $41,638,000 compared to $34,648,000 at December 31, 2008, an increase of $6,990,000 or 20.2%. The change in stockholders equity is composed of dividends paid to shareholders of $1,480,000; net income of $4,224,000 and an increase in accumulated other comprehensive income due to recoveries in investment portfolio market values of $4,246,000. Yearend book value per share, defined as stockholders equity divided by common shares outstanding of 2,466,600, was $16.88 at December 31, 2009 compared to $14.05 at December 31, 2008.

A summary of income statement information follows:

	Three Months		Year
	Ended December 31		Ended December 31
	2009	2008	2009	2008
Premium Earned	$14,644,000	$14,003,000	$59,594,000	$56,264,000
Investment Income	867,000	754,000	5,289,000	4,368,000
Realized Investment Gains (Losses)	716,000	255,000	357,000	(1,049,000)
Other Income	223,000	180,000	764,000	1,107,000
Total Revenues	16,450,000	15,192,000	66,004,000	60,690,000

Net Income	$2,000,000	$995,000	$4,224,000	$(5,204,000)

Net Income Per Share	$0.81	$0.40	$1.71	$(2.11)

The National Security Group, Inc., is a regional insurance holding company with three wholly owned subsidiaries, offering a range of personal lines life, accident and health, property and liability insurance in twelve states. The Company is listed on the NASDAQ Global Market under the symbol: NSEC. For more financial information, please visit the investor section of our website ww.nationalsecuritygroup.com.

Contact:        Brian McLeod, CFO & Treasurer

The National Security Group, Inc.
P.O. Box 703
Elba, Alabama 36323